Exhibit 10(g)
FIRST AMENDMENT TO THE
ITW NONQUALIFIED PENSION BENEFITS PLAN
     This First Amendment to the ITW Nonqualified Pension Benefits Plan (the “Plan”) is made this 8th day of February, 2008 by the Compensation Committee of the Board of Directors of Illinois Tool Works Inc. (the “Company”).
R E C I T A L S
     The Company is the sponsor of the Plan, as last amended and restated effective as of January 1, 2002, and intends that the Plan continue to provide additional benefits to certain employees whose benefits under the ITW Retirement Accumulation Plan (the “Qualified Plan”) are limited by the Internal Revenue Code and reduced due to their deferrals under the Illinois Tool Works Inc. Executive Contributory Retirement Income Plan. All capitalized terms not defined herein shall have the same meaning as in the Plan.
A M E N D M E N T
     The definition of Actuarial Equivalent in Section 1.1 of the Plan, as previously amended and restated, is hereby amended and superseded in its entirety to provide as follows:
     “Actuarial Equivalent” means an equivalent form of payment of a Participant’s Supplemental Benefit. For Purposes of converting a Supplemental Benefit to a form offered under the Qualified Plan, Actuarial Equivalent will be determined using the Qualified Plan’s definition of Actuarial Equivalent.